EXHIBIT 15
October 25, 2006
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Commissioners:
We are aware that our report dated October 25, 2006 on our review of interim financial information of Sonoco Products Company for the three and nine month periods ended September 24, 2006 and September 25, 2005 and included in the Company’s quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in its Registration Statements on Forms S-8 (File No. 33-45594; File No. 33-60039; File No. 333-12657; File No. 333-69929; File No. 333-100799; and File No. 333-100798) and Form S-3 (File No. 333-136244).
Yours very truly,
/s/PricewaterhouseCoopers LLP